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                                 AMENDMENT OF LEASE

          This Amendment of Lease (this "Agreement"), dated as of the 30th day of September, 1997, between HUDSON TELEGRAPH ASSOCIATES, a New York limited partnership, having an address c/o Williams Real Estate Co. Inc., 530 Fifth Avenue, New York, New York 10036 ("Landlord") and STAR TELECOMMUNICATIONS, INC., a Delaware corporation, having an address at 740 State Street, Santa Barbara, CA 93101.

                                    WITNESSETH:

          WHEREAS:

          A. Landlord and Star Vending, Inc., as Tenant was formerly known, entered into a lease dated as of February 28, 1996 (the "Original Lease"), as amended by amendment dated as of October 14, 1996 (the Original Lease, as so amended, being referred to herein as the "Existing Lease") pursuant to which Tenant leased portions of the 12th floor (the "Existing Premises") in the building known as 60 Hudson Street, New York, New York (the "Building") for a Term which is presently scheduled to expire on April 30, 2006.

          B. On February 26, 1997, Star Vending, Inc. reincorporated in the State of Delaware under the name Star Telecommunications, Inc. and subsequently conducted an initial public offering of its common capital stock (the "Offering").

          C. Landlord and Tenant wish to increase the premises demised under the Existing Lease by adding thereto the premises, located on the 13th floor of the Building, shown hatched on Exhibit A annexed hereto (the "New Premises"), to extend the Term of the Existing Lease, and to make certain other changes in the Existing Lease.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, Landlord and Tenant agree that the Existing Lease is hereby amended as follows:

          1. All terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to them in the Original Lease unless otherwise defined herein. As used herein, the term "Lease" shall mean the Existing Lease as amended by this Agreement and as the same may be hereafter amended.

          2. Effective as of the "New Premises Date," as hereinafter defined, the "premises" or "demised premises" shall be the Existing Premises
plus the New Premises.   The New Premises Date is the date on which Landlord
delivers possession of the New


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Premises to Tenant with all items of Landlord's Work (as hereinafter defined), except the submeter installation and the window pane replacement, substantially complete.

          3. The Term of the Lease with respect to the entire demised premises is extended to April 30, 2008.


          4. Commencing on the New Premises Date, the annual Fixed Rent payable under the Lease shall be increased to $578,179 per annum. On May 1, 2001, the annual Fixed Rent payable under the Lease shall be increased to $600,277 per annum; on May 1, 2002, the annual Fixed Rent payable under the Lease shall be increased to $630,377 per annum; and on May 1, 2006, the Fixed Rent payable under the Lease shall be increased to $652,475 per annum. Notwithstanding anything to the contrary contained herein, provided the Lease is in full force and effect and Tenant is not in default thereunder beyond any applicable notice and/or cure period, the Fixed Rent payable under the Lease, as hereby increased, shall abate by $28,845.83 per month from the New Premises Date to but not including the later to occur of May 1, 1998 or the date that is seven (7) months after the New Premises Date (such later date being the "Rent Commencement Date"), as the same may be extended pursuant to Paragraph 5(c) hereof.

          5. (a) Landlord will, with reasonable diligence after the execution and exchange of this Agreement, perform the Landlord's Work, all at Landlord's expense except for the submeter and the installation thereof, which will be at Tenant's expense. Upon substantial completion of such work (except the submeter installation and the window pane replacement), Landlord shall deliver to Tenant, and Tenant shall accept, the demised premises in their then "as is" broom-clean condition. Tenant acknowledges that Landlord shall not be required to perform any work to prepare the demised premises for Tenant's occupancy except for the Landlord's Work. The taking of possession of the demised premises by Tenant shall be conclusive evidence as against Tenant that, at the time such possession was so taken, the demised premises and the Building were in good and satisfactory condition and the Landlord's Work was substantially complete, except for the submeter installation, the window pane replacement and any punchlist items of which Tenant notifies Landlord within thirty (30) days after the New Premises Date. Landlord will install the submeter, replace the broken window panes and complete the punchlist items with reasonable diligence after the New Premises Date (but Landlord shall not be required to use overtime labor or incur other additional expense to do so), and, in the case of the window pane replacement, not later than the date on which Tenant's work is completed.

               (b)  The "Landlord's Work" consists of the following:

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                         (1)  Complete demolition of the existing improvements
in the premises, except for floor tile;

                         (2)  installation of a submeter at Tenant's expense,
which expense shall be reimbursed to Landlord within fifteen (15) days after Landlord bills Tenant therefor;

                         (3)  construction of a Building standard demising
wall and entrance door; and

                         (4)  replacement of broken window panes.

               (c) If the New Premises Date has not occurred by October 15, 1997 for any reason other than force majeure or other events beyond Landlord's reasonable control, the Rent Commencement Date shall be delayed by one day for each day of delay, beyond October 15, 1997, in the occurrence of the New Premises Date. (Thus, for example, if the New Premises Date were delayed until October 18, 1997 by reason of events other than force majeure or events beyond Landlord's reasonable control, the Rent Commencement Date would be May 21, 1998.) In addition, if the New Premises Date has not occurred by January 1, 1998 for whatever reason, Tenant shall have the right, to be exercised by notice to Landlord given no later than January 15, 1998, as to which date time shall be of the essence, but in any event not after the occurrence of the New Premises Date, to cancel this Agreement ab initio, in which event the Existing Lease shall continue as if this Agreement had never been made and Landlord will return to Tenant any amounts paid to Landlord hereunder (to the extent allocable to the New Premises).

     6. If any friable asbestos (not including asbestos floor tile, as to which Landlord shall have no responsibility) is discovered in the New Premises that is not the responsibility of Tenant as provided in the Lease and is required by applicable Law to be removed or encapsulated, then, as Tenant's sole remedy, Landlord will at Landlord's expense and with reasonable promptness remove or encapsulate such asbestos in accordance with Law. Landlord will deliver to Tenant with reasonable promptness after the New Premises Date a Form ACP-5 for the premises.

     7. It is the intention of the parties that additional rent payable by Tenant pursuant to the Lease be calculated separately for the Existing Premises and the New Premises, with the calculations for the Existing Premises being made pursuant to the provisions of Articles 37, 39 and 40 of the Existing Lease as unmodified by this Agreement and the calculations for the New Premises being made pursuant to the provisions of Articles 37, 39 and 40 of the Existing Lease with the following modifications:

          (a) "Base Tax Year" for the New Premises shall mean the tax fiscal year July 1, 1997 - June 30, 1998.

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               (b)  "Base Year Taxes" for the New Premises shall mean the Real
Estate Taxes as finally determined for the Base Tax Year for the New Premises.

               (c) "Subsequent Tax Year" for the New Premises shall mean any tax fiscal year commencing on or after July 1, 1998.

               (d) "Tenant's Proportionate Share" for the New Premises shall mean 1.79%.

               (e) "Base Operating Year" for the New Premises shall mean the Operating Expenses incurred for 1997.

               (f) "Operational Year" for the New Premises shall mean each calendar year all or any part of which occurs during the Term commencing with 1998.

          8. Effective as of the New Premises Date, Landlord shall furnish, for Tenant's use in the New Premises, fifteen (15) watts per rentable square foot of electric current at 120/208 volts, three phase, at a panel box in the New Premises, upon and subject to the terms and conditions provided in
Article 42 of the Lease. If at any time during the Term, whether before or after Tenant's power for the New Premises is increased or decreased, Landlord reasonably determines that Tenant is not using any portion of the electric capacity then servicing the New Premises, then Landlord shall have the right to recapture any such power not then being used by Tenant without compensation to Tenant. (If, with respect to the New Premises, Landlord recaptures a portion of Tenant's original fifteen (15) watts per rentable square foot, and at a later date Landlord provides Tenant with additional current, Tenant shall only be required to pay the per amp charge set forth in the Original Lease for total current in excess of fifteen (15) watts per rentable square foot. As set forth in the Existing Lease, if, with respect to the Existing Premises, Landlord recaptures a portion of Tenant's original ten (10) watts per rentable square foot, and at a later date Landlord provides Tenant with additional current, Tenant shall only be required to pay the per amp charge set forth in the Original Lease for total current in excess of ten (10) watts per rentable square foot.) Tenant's consumption of energy in the New Premises will be measured by one or more submeters to be installed by Landlord at Tenant's expense. Anything in the Lease to the contrary notwithstanding, if the New Premises Date occurs prior to the installation and proper calibration of the submeter(s), then (i) Tenant shall pay Landlord for Tenant's consumption of electricity in the New Premises at the rate of $1,881.25 per month during any period when construction is taking place in the New Premises; and (ii) from and after the date on which Tenant occupies all or a portion of the demised premises for the conduct of business and until the installation and proper calibration of the submeter(s), Tenant shall pay Landlord $3,762.50 per month on

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account, such payments to be retroactively adjusted based on the average kilowatts and kilowatt hours consumed over the first three (3) months after installation and proper calibration of the submeter(s).

          9. Simultaneously with the execution of this Agreement, Tenant has delivered to Landlord a check subject to collection in the amount of $86,537.00, increasing the amount of the Security Deposit to $172,935.00. Provided that Tenant is not then in default, Tenant will be permitted to reduce the amount of the Security Deposit by $57,691.00 on the third (3rd) anniversary of the Rent Commencement Date. If the Security Deposit is in cash, Landlord will pay to Tenant the amount of any applicable reduction within fifteen (15) business days after Tenant's request therefor accompanied by the required certification. If the Security Deposit is a Letter of Credit, Landlord will accept a Letter of Credit in the proper reduced amount in exchange for the existing Letter of Credit, or will enter into an amendment of the Letter of Credit reducing the amount thereof to the proper reduced amount.

          10. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the Lease, their respective assigns.

          11. Except as amended by this Agreement, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing Lease, as so amended, is hereby in all respects ratified and confirmed.

          12. Landlord and Tenant each covenants, represents and warrants to the other that it has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than Williams Real Estate Co. Inc. (representing Landlord) and Cushman & Wakefield, Inc. (representing Tenant) (collectively, the "Broker") and each party covenants and agrees to indemnify the other from and against all costs, expenses (including reasonable attorneys' fees and disbursements) and liability for any commission or other compensation claimed by any broker or agent with whom the indemnifying party dealt (other than the Broker, whose commission will be paid by Landlord pursuant to a separate agreement) with respect to this Agreement.

          13. Landlord acknowledges that neither the reincorporation nor the Offering referred to in Recital B constitutes an assignment or subletting under Articles 11 and 44 of the Lease.

          14. Clause (iii) in the second sentence of Section 44(M) of the Lease is amended to read as follows:


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               "(iii) any license shall be for equipment (and the monitoring, repair, and maintenance thereof) only and shall not grant to the licensee the right to occupy any portion of the Building or the demised premises except to the extent that such occupancy is necessary or appropriate for such monitoring, repair, and/or maintenance."

          15. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        HUDSON TELEGRAPH ASSOCIATES

                                        By:  PMFWH NEWCORP., INC.,
                                             general partner



                                        By:  /s/ Nicholas Sardone
                                            -------------------------------
                                             Nicholas Sardone
                                             Vice President

                                        STAR TELECOMMUNICATIONS, INC.



                                        By:  /s/ Kelly Ewos
                                            -------------------------------
                                            Name:  Kelly Ewos
                                            Title: CFO


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